EXHIBIT 6

                      Cash Requirements For Next 12 months


                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Rbid.com, Inc.
Laguna Hills, California

We have audited the accompanying balance sheet of Rbid.com, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998 and for the period October 4, 1988 (Inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rbid.com, Inc. as of December 31, 1998, and the results of its operations, and its cash flows for the year ended December 31, 1998 and for the period October 4, 1988 (Inception) to December 31, 1998, in conformity with generally accepted accounting principles.




Stark Tinter & Associates, LLC
Englewood, Colorado
October 25, 1999


                      Cash Requirments Oct 1999 to Sep 2000
                                 RBID.com, Inc.
                              1999                                     2000
                               Oct         Nov           Dec           Jan           Feb          Mar          April          May
Gross Revenues                  0        250000        250000        250000        300000       300000        350000        400000
Cost of Sales
Commissions                     0        150000        150000        150000        180000       180000        210000        240000
Gross Profit                    0        100000        100000        100000        120000       120000        140000        160000
General /Administrative
Advertising                     0         12500         12500         12500         15000        15000         17500         20000
Bank Costs                    250           250           250           250           250          250           250           250
Credit Card Services            0          3125          3125          3125          3750         3750          4375          5000
Compensation/officers       15000         15000         15000         15000         15000        15000         15000         15000
Compensation/others         20000         20000         20000         20000         20000        20000         20000         20000
Car Allowances               1500          1500          1500          1500          1500         1500          1500          1500
Federal Express               250           250           250           250           250          250           250           250
Insurance                    2500          2500          2500          2500          2500         2500          2500          2500
Interest Expense                0             0             0             0             0            0             0             0
Messenger                     200           200           200           200           200          200           200           200
Parking                       100           100           100           100           100          100           100           100
Postage                       500           500           500           500           500          500           500           500
Rent                         2500          2500          2500          2500          2500         2500          2500          2500
Telephone                    1200          1200          1200          1200          1200         1200          1200          1200
Taxes                        2800          2800          2800          2800          2800         2800          2800          2800
Other                           0         25000         25000         25000         30000        30000         35000         40000
TOTAL EXPENSES              46800         87425         87425         87425         95550        95550        103675        111800
NET INCOME                 -46800         12575         12575         12575         24450        24450         36325         48200

                            June        July           Aug            Sept           TOTAL
Gross Revenues             400000        400000        400000        400000          3700000
Cost of Sales
Commissions                240000        240000        240000        240000          2220000
Gross Profit               160000        160000        160000        160000          1480000
General /Administrativ
Advertising                 20000         20000         20000         20000           185000
Bank Costs                    250           250           250           250             3000
Credit Card Services         5000          5000          5000          5000            46250
Compensation/officers       15000         15000         15000         15000           180000
Compensation/others         20000         20000         20000         20000           240000
Car Allowances               1500          1500          1500          1500            18000
Federal Express               250           250           250           250             3000
Insurance                    2500          2500          2500          2500            30000
Interest Expense                0             0             0             0                0
Messenger                     200           200           200           200             2400
Parking                       100           100           100           100             1200
Postage                       500           500           500           500             6000
Rent                         2500          2500          2500          2500            30000
Telephone                    1200          1200          1200          1200            14400
Taxes                        2800          2800          2800          2800            33600
Other                       40000         40000         40000         40000           370000
TOTAL EXPENSES             111800        111800        111800        111800          1162850
NET INCOME                  48200         48200         48200         48200           317150




                                    Rbid.com
                          (A Development Stage Company)
                          Notes to Financial Statements

         Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization

         The Company was incorporated on October 4, 1988 in the State of Florida under the name of Gulf Coast Securities Transfer, Inc. On May 19, 1998 the Company's name was changed to GCST Corp. and amended Articles of Incorporation were filed. The name was again changed to Rbid.com, Inc. on April 6, 1999 and a second set of amended Articles of Incorporation was filed with the State of Florida. The Company is a development stage company. The Company's primary concentrations are in providing internet access services, e-commerce solutions, online shopping, online auctions and classified advertising of consumers and small to medium sized businesses.

         Net income per share

         The net income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period. For the years ended December 31, 1998 and 1997 and for the period October 4, 1988 (Inception) to December 31, 1998. potential common shares and the computation of diluted earnings per share are not considered as their effect would be anti-dilutive.

         Estimates

         The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

         Impairment of long-lived assets

         The Company accounts for the carrying value of long-lived assets in accordance with the requirements of FAS 121 "Accounting for the Impairment of Long-Lived Assets". As of December 31, 1998, no asset impairment needs to be recognized.

         Comprehensive Income

         There were no items of other comprehensive income in the years ended December 31, 1998 and 1997 and the period October 4, 1988 (Inception) to December 31,1998; thus, net income is equal to comprehensive income for the period.

         Note 2.  STOCKHOLDERS' EQUITY

         In 1998, the state of Florida approved the Company's restated Articles of Incorporation, which increased its capitalization from 1,000 common shares to 50,000,000 common shares. The par value was unchanged at $.001.

         Also, in 1998, the Company forward split its common stock 1,000:1, thus increasing the number of outstanding common stock shares from 1,000 to 1,000,000 shares.

         In 1998 the Company issued 5,800,000 shares of common stock for software valued at $15,660. Prior stockholders of common stock of the 1,000,000 outstanding shares were redeemed in 1998.

         In addition, the Company in 1998 issued 1,128,500 shares to consultants for services rendered valued at $3,047.

         Note 3.  INCOME TAXES

         The Company has a Federal net operating loss carryforward of approximately $5,600, which will expire in the year 2018. The tax benefit of this net operating loss of approximately has been offset by a full allowance for realization.

         Note 4.  YEAR 2000

         The Company has assessed its exposure to date sensitive computer software programs that may not be operative subsequent to 1999 and has implemented a requisite course of action to minimize Year 2000 risk and ensure that neither significant costs nor disruption of normal business operations are encountered. However, because there is no guarantee that all systems of outside vendors or other entities on which the Company's operations rely will be 2000 compliant, the Company remains susceptible to consequences of the Year 2000 issue.

         Note 5.  SUBSEQUENT EVENTS

         In 1999 the Company received funds of approximately $252,000 from an exempt securities offering pursuant to Regulation D Rule 504. Common stock was issued based on a subscription price of $1.00 per share for the 1,000,000 share offering. The costs of the offering of approximately $118,000 was recorded as a reduction to additional paid in capital. Consulting service shares issued totaled 630,000. The Company also issued 450,000 restricted shares for services in 1999 at $1.00 per share.

         In 1999, the President of the Company entered into a stock purchase agreement with an unrelated company pursuant to which the President agreed to sell and the unrelated company agreed to purchase 2,300,000 shares of common stock of the President's in the Company for a total consideration of $750,000. The unrelated company assumed control of the Company and the directors and officers of the Company resigned and new directors and officers were elected.

         The Company entered into an operating lease for office space in July 1999. The lease has a six month term with monthly payments of $2,794.

         Note 6.  Commitments and contingencies

         The Company entered into a marketing agreement dated April, 1999, with a firm to market website sales. The agreement has been terminated based on terms of the agreement due to a change in management. Certain claims are outstanding which are being settled by the Company as they occur and based on the development stage of the Company are considered material by management.